Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 29, 2013, with respect to the consolidated financial statements, schedule, and internal control over financial reporting incorporated by reference in the Annual Report of Navarre Corporation on Form 10-K for the year ended March 31, 2013.  We hereby consent to the incorporation by reference of said reports in this Registration Statement of Speed Commerce, Inc. (f/k/a/Navarre Corporation) on Form S-3 and incorporated by reference in the Prospectus Supplement to the Registration Statement on Form S-3 (File No. 333-184540).

/s/ Grant Thornton LLP

Dallas, Texas

September 26, 2013